SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act 1934

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Pacific Funds Series Trust
(Name of Registrant as Specified In Its Charter)

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PACIFIC FUNDS SERIES TRUST

PF REAL ESTATE FUND

INFORMATION STATEMENT DATED JULY 26, 2018

This document (“Information Statement”) provides information concerning a new sub-advisory agreement for the PF Real Estate Fund and is being sent on or about July 26, 2018 to the shareholders of record as of July 25, 2018.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I.                                      Introduction and Background

The Pacific Funds Series Trust (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in sub-adviser and a new sub-advisory agreement with respect to the PF Real Estate Fund (the “Fund”), effective on or about May 1, 2018. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in sub-adviser generally requires shareholder approval of a new sub-advisory agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and Pacific Life Fund Advisors LLC (“PLFA”), PLFA and the Trust may hire, terminate, and replace, as applicable, sub-advisers and enter into new sub-advisory agreements (except, as a general matter, sub-advisers affiliated with PLFA) without shareholder approval in accordance with the requirements of the exemptive order. The information contained herein about the sub-adviser change is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on March 27, 2018, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons”, as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective on or about May 1, 2018, a new sub-advisory agreement with Principal Real Estate Investors, LLC (“Principal”), with respect to the Fund (the “Principal Sub-Advisory Agreement”) and appointed Principal as the new sub-adviser for the Fund. Also at the March 27, 2018 meeting, the Board terminated the sub-advisory agreement for the Fund with the prior sub-adviser upon the effectiveness of the Principal Sub-Advisory Agreement. In connection with the change in sub-adviser, changes were also made to the Fund’s principal investment strategies and benchmark.

Principal’s appointment as the sub-adviser and the Board’s approval of the Principal Sub-Advisory Agreement were made in accordance with the requirements of the exemptive order and do not require shareholder approval. In order to facilitate the sub-adviser change, a portion of the Fund’s holdings were sold and new investments were purchased in accordance with recommendations by Principal. PLFA and/or the Trust retained a transitioning agent in order to reduce transaction costs associated with the purchase and sale of portfolio holdings in connection with the transition.

II.                                Board Consideration of the New Sub-Advisory Agreement

In considering the appointment of Principal as sub-adviser, the Board reviewed with PLFA its rationale for recommending a change in sub-adviser for the Fund. The Board, including the Independent Trustees, also considered, among other things, the factors described below in evaluating PLFA’s recommendation that Principal be appointed as the new sub-adviser for the Fund and in evaluating the proposed Principal Sub-Advisory Agreement. Additionally, the Board considered the process employed by PLFA in reaching a recommendation for a new sub-adviser, including due diligence conducted by PLFA on the investment resources and personnel of a potential sub-adviser and an assessment of the investment strategies used by a potential sub-adviser. In addition, the Board reviewed information provided by PLFA regarding the specific criteria and information evaluated by PLFA during the selection process of Principal and PLFA’s analysis in reaching its conclusion to recommend Principal as sub-adviser for the Fund. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the sub-advisers, and has recommended and taken measures to attempt to remedy relative underperformance by a Fund when PLFA and the Board believed appropriate. Prior to making a decision, the Trustees also considered the report of PLFA’s Conflicts Review Committee.

In evaluating the Principal Sub-Advisory Agreement, the Board, including all the Independent Trustees, considered the following factors, among others:

A. Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining Principal as the new sub-adviser to the Fund, particularly in light of the nature, extent, and quality of the services expected to be provided by Principal. In this regard, the Trustees considered various materials relating to Principal, including copies of the proposed Principal Sub-Advisory Agreement; copies of Principal’s Form ADV; financial information; and other information deemed relevant to the Trustees’ evaluation, including comprehensive assessments from senior management of PLFA.

The Trustees considered that under the Principal Sub-Advisory Agreement, Principal would be responsible for providing the investment management services for the Fund’s assets, including providing investment research and analysis and conducting a continuous program of investment by determining which securities would be purchased or sold by the Fund. The Trustees considered the quality of the management services expected to be provided to the Fund over both the short- and long-term, the organizational depth and resources of Principal, including the background and experience of Principal’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered that the Trust’s Chief Compliance Officer (“CCO”) had reviewed the written compliance policies and procedures and code of ethics of Principal. The Trustees also considered the CCO’s assessment of Principal’s compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics prior to the effectiveness of the Principal Sub-Advisory Agreement. The Trustees also took note of the due diligence PLFA conducted with respect to Principal, and were aided by the assessment and recommendation of PLFA and the in-person presentation and materials provided by Principal.

The Board concluded that it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Fund by Principal under the Principal Sub-Advisory Agreement.

B. Performance

The Trustees considered PLFA’s efforts to identify advisory firms that are qualified to manage a real estate strategy and PLFA’s identification of Principal to serve as sub-adviser with regard to the Fund’s day-to-day investment activities. The Trustees considered factors concerning performance in connection with their consideration of this matter and in connection with approval of the related Principal Sub-Advisory Agreement, including the factors described below.

The Trustees considered information about the historical performance of a fund managed by Principal using similar investment strategies (the “Principal Comparable Performance”). The Trustees considered that this information included a comparison of the Principal Comparable Performance against a pertinent benchmark and against the applicable peer group for the one-, three- and five-year periods as of December 31, 2017. The Trustees also considered that this information included a comparison of the Principal Comparable Performance against a pertinent benchmark and an applicable peer group for each of the previous ten calendar years. Additionally, the Trustees considered the standard deviation, risk-adjusted returns and other performance metrics of the Principal Comparable Performance during certain periods.

The Board determined that Principal’s performance record was acceptable.

C. Advisory and Sub-Advisory Fees

The Trustees considered comparative fee information regarding the fees charged under other advisory contracts of Principal with regard to other funds with substantially similar investment strategies as the Fund. The Trustees also considered the proposed sub-advisory fee schedule under the Principal Sub-Advisory Agreement contains breakpoints and is the same as the sub-advisory fee schedule for the current sub-adviser. The Trustees also considered that the portion of the advisory fee retained by PLFA and the advisory fee schedule would remain unchanged. In comparing the proposed sub-advisory fees to be paid by the Fund to fees charged by Principal for the other similarly-managed funds, the Trustees noted that there were differences in the nature of the Fund and those other funds, the services provided to each and the competitive and regulatory landscapes surrounding each that could reasonably be expected to account for differences in fee schedules.

The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and Principal, and that the Fund’s sub-advisory fees are paid by PLFA and are not paid directly by the Fund. The Trustees also considered that there are certain costs associated with a sub-adviser change, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase as a result of this sub-adviser change.

The Board concluded that the compensation payable under the Principal Sub-Advisory Agreement is fair and reasonable.

D. Costs, Level of Profits and Economies of Scale

The Trustees considered information regarding the anticipated costs to Principal of sub-advising the Fund and the projected profitability of the Principal Sub-Advisory Agreement to Principal to the extent practicable based on the information provided by Principal. The Trustees noted that any assessment of projected profitability would involve assumptions regarding expense allocations and other factors. Given the arms’-length nature of the relationship between PLFA and Principal with respect to the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA, and the fact that the projected profitability of the Principal Sub-Advisory Agreement to Principal is an estimate because it had not yet begun to manage the Fund, the Trustees considered that projected profitability information for Principal at this time was of limited utility.

The Trustees also considered the organizational strengths of Principal and its ability to attract and retain investment personnel over time and to sustain the staffing of investment teams that will provide services to the Fund. The Board concluded that the Fund’s fee structure reflected in the Principal Sub-Advisory Agreement is fair and reasonable.

E. Ancillary Benefits

The Trustees received information from PLFA and Principal concerning other benefits that may be received by Principal and its affiliates as a result of their relationship with the Fund, including commissions that may be paid to broker-dealers affiliated with Principal and the anticipated use of soft-dollars by Principal. In this regard, the Trustees noted that Principal represented that it does not anticipate utilizing an affiliated broker-dealer and that it anticipates using soft dollar credits generated by Fund commissions to pay for research services. The Trustees considered potential benefits to be derived by Principal from its relationship with the Fund and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F. Conclusion

Based on their review, including the consideration of each of the factors referred to above, the Board found that: (i) the Principal Sub-Advisory Agreement is in the best interests of the Fund and its shareholders; and (ii) the compensation payable under the Principal Sub-Advisory Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.                          The New Sub-Advisory Agreement

The Principal Sub-Advisory Agreement is substantially similar to the sub-advisory agreement with the prior sub-adviser. Principal, subject to the supervision of PLFA, provides a continuous investment program for the Fund and determines the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goal, strategies, policies and restrictions. Principal bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the Principal Sub-Advisory Agreement. The Fund is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law or the provisions of the Principal Sub-Advisory Agreement, Principal, its affiliates and control persons are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Principal Sub-Advisory Agreement, except by reason of Principal’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of Principal’s obligations and duties under the Principal Sub-Advisory Agreement. In addition, Principal has agreed to indemnify and hold harmless PLFA, its affiliates and control persons against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA or such affiliates or control persons may become subject under the federal securities laws, under any other statute, at common law or otherwise, arising out of Principal’s responsibilities to the Trust that: (i) are based upon any willful misfeasance, bad faith, gross negligence or reckless disregard of, Principal’s obligations and/or duties under the Principal Sub-Advisory Agreement (or by any affiliate or agent or delegate of Principal); (ii) are based upon Principal’s (or its affiliate’s or agent’s or delegate’s) breach of any provision of the Principal Sub-Advisory Agreement, including breach of any representation or warranty; (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by Principal or any affiliated person or agent or delegate of Principal; or (iv) are based upon a breach of Principal’s fiduciary duties to the Trust or violation of applicable law. The Principal Sub-Advisory Agreement will continue in effect for a period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The Principal Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties, and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Fund to PLFA in connection with the sub-adviser change. Additionally, there was no change to the sub-advisory fee rate payable by PLFA to Principal in connection with the sub-adviser change. The fee rate under the Principal Sub-Advisory Agreement is shown below:

Current Fee Schedule1

0.35% on the first $2 billion

0.32% on the next $1 billion

0.30% on net assets over $3 billion

1 When determining breakpoint rates under the Principal Sub-Advisory Agreement, the average daily net assets of the Fund will be aggregated with the average daily net assets of the Real Estate Portfolio, a series of Pacific Select Fund. The Fund’s assets will only be combined while Principal is managing both the Fund and the Real Estate Portfolio. Otherwise rates presented above are applied as an annual percentage of the average daily net assets of the Fund only.

The Fund’s sub-advisory fees were paid by PLFA to the prior sub-adviser through April 30, 2018, pursuant to a sub-advisory agreement dated May 1, 2003, as subsequently amended. For the fiscal year ended March 31, 2018, the Fund’s sub-advisory fees paid or owed by PLFA to the prior sub-adviser totaled $128,509.49. For the

Fund’s fiscal year ended March 31, 2018, the Fund did not pay any brokerage commissions to an affiliated broker of Principal.

IV.                           Information Regarding Principal

The direct parent of Principal is Principal Global Investors Holding Company (US), LLC, whose direct parent is Principal Financial Services, Inc. The direct parent of Principal Financial Services, Inc. is Principal Financial Group, Inc., a global financial investment and insurance company. As of March 31, 2018, total assets under the management of Principal were approximately $77.07 billion.

The address for Principal is 801 Grand Avenue, Des Moines, IA 50309. The address for Principal Global Investors Holding Company (US), LLC, Principal Financial Services, Inc., and Principal Financial Group, Inc. is 711 High Street, Des Moines, IA 50392.

Principal acts as sub-adviser to the following registered investment companies, which have a similar investment objective as the Fund.

	Net Assets		Waived/Reduced
Fund Name	(as of March 31, 2018)	Compensation Rate	(Yes/No)
Confidential Sub- Advised Fund #1	$145.45 million	0.49% on the first $1 billion 0.441% on the next $500 million 0.392% on all thereafter	No

Confidential Sub- Advised Fund #2	$3.48 billion	0.49% on the first $1 billion 0.441% on the next $500 million 0.392% on all thereafter	No

As of June 1, 2018, Principal’s executive officers and directors, and their principal occupations, are:

Name[1]	Title(s) and Principal Occupation with Principal
Patrick G. Halter	Chairman and Chief Operations Officer
Julia M. Lawler	Director and Chief Risk Officer
James P. McCaughan	Director and President Global Asset Management

1 The address of the individuals listed with respect to their position with Principal is 711 High Street, Des Moines, IA 50392.

No Officer or Trustee of the Trust is an officer, director or shareholder of Principal (including its affiliates).

Additional Information

Additional information about Principal is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

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The Trust’s annual report for the fiscal year ended March 31, 2018 and the Trust’s semi-annual report for the fiscal half-year ended September 30, 2017 were both previously sent to shareholders and are available upon request without charge by contacting the Trust by:

Regular mail:          Pacific Funds Series Trust, P.O. Box 9768, Providence, RI 02940-9768

Express mail:           Pacific Funds Series Trust, 4400 Computer Drive Westborough, MA 01581

Telephone:                          (800) 722-2333 (select Option 2)

Website:                                           www.PacificLife.com/pacificfunds.html

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA and its administrator is Pacific Life. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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